AGREEMENT

THIS AGREEMENT (this "Agreement") is entered into as of May 17, 2001, by and among YOURNET, INC., a Nevada corporation (the "Company"), OXFORD HOLDINGS, a Delaware Corporation ("Oxford"), GOLD CROWN HOLDINGS LIMITED and BODET INC. (the "Stockholders").

                                    RECITALS

A. The Company and the Stockholders have previously entered into a series of transactions whereby the Stockholders sold shares in Company to Oxford. This agreement shall supercede those previous agreements.

B. The Company and the Stockholders desire to provide for the orderly disposition of the securities of the Company held by the Stockholders.

C. The Stockholders have agreed not to offer, contract to sell or otherwise sell, dispose of, loan, pledge, grant any rights with respect to, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of (each, a "Disposition"), any shares of the Company Common Stock or other securities of the Company held by the Stockholders (collectively, the "Subject Securities") except as permitted under this Agreement.

                                    AGREEMENT

The  parties,  intend  to  be  legally  bound,  agree  as  follows:

1. Goldcrown agrees to transfer 4,970,800 shares of the Company to Oxford or its assignee, and to cancel the FINAL $125,000 payment due from Oxford to Goldcrown, thus resulting in the completion of all obligations from Oxford to Goldcrown under the terms of the Agreement for Purchase and Sale of Stock, dated January 10th 2000, including all obligations associated with all promissory notes. Company and Oxford in consideration of this transfer, agree to utilize their best efforts to acquire assets for Company to enhance shareholder value.

2.     Disposition  of  Subject  Securities.

(a) The Stockholders agree that, during the period beginning on the date hereof and ending on May 17, 2004 (the "Lock-up Period"), the Stockholders shall not make a Disposition of any Subject Securities except as permitted under Section 1(b) below.

(b) Notwithstanding the foregoing, during the Lock-up Period, the Stockholders shall be released from the restrictions set forth in Section 1(a) with respect to shares of Company Common Stock (as adjusted for stock splits, stock dividends and other similar transactions affecting the Company Common Stock which occur subsequent to the date hereof) until such point that in any individual month a maximum of 41,000 shares of the Company Common Stock has been Disposed. In the event that the combined Disposition of the shares of Company Common Stock in a one calendar month period equals 41,000 shares the restrictions outlined in 1(a) will take effect. On May 17, 2004, the Stockholders shall be released from the restrictions set forth in Section 1(a) with respect to any Subject Securities that were not previously released pursuant to this Section 1(b).

(c) The Stockholders authorizes the Company to cause the Company's transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and record,. of the Company with respect to any Subject Securities for which the Stockholders is the, record holder and, in the case of any such shares or securities for which the Stockholders is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such Subject Securities with the exception of the allotment of the 41,000 shares per month.

(d) In the event Company engages in what is commonly referred to as a reverse split or share Consolidation during the term of the restriction on the sale of securities by Stockholders, Company agrees to issue to Stockholders new common shares so that the total number shares owned by Stockholders will be the same immediately prior to the reverse split or share consolidation. For example, if Stockholders own 150,000 shares prior to the reverse split or share consolidation, than Company will issue new shares to Stockholders so that their holdings will total 150,000 post reverse shares of Company.

3. OWNERSHIP. Exhibit A hereto accurately and completely sets forth the Stockholders' beneficial ownership of the Company's securities.

4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect hereto. o. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

5. AUTHORITY. The Stockholders hereby represents and warrant that the Stockholders have full power and authority to enter into this Agreement, and that, upon request, the Stockholders will execute any additional documents necessary or desirable in connection with the enforcement hereof.

6. ASSIGNMENT; BINDING EFFECT. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholders and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholders and its successors and assigns, and shall inure to the benefit of the Company and its successors and assigns and the underwriters. Without limiting icing any of the restrictions set forth in Section 1 or elsewhere in this Agreement, this Agreement Shall be binding upon any Person to whom the Stockholders may transfer any Subject Securities. Except with respect to the underwriters, nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

7. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. The Stockholders agree that, in the event of any breach or threatened breach by the Stockholders ..)f any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Stockholders further agree that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7, and the Stockholders irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8. GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Nevada (without giving effect to principles of conflicts of laws).

9. ATTORNEYS' FEES. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10. COUNTERPARTS;. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and de same instrument.

IN WITNESS WHEREOF, the Company and Stockholders have caused this Agreement to be executed as of the date first written above.

YOURNET,  INC.

By  _________________

Name: __________________

Title:__________________

BODET  INC.

Name:

Title:______________________

GOLD  CROWN  HOLDINGS  LIMITED

By:  _____________________

Name:  ____________________

Title:______________________